Exhibit 99.1

Regulus Reports Third Quarter 2015 Financial Results and Recent Highlights

-Expanded Development of RG-101 through Clinical Trial Collaboration with GSK to

Achieve Potential Single Visit HCV Therapy -

-Maintained Strong Financial Position Ending Q3 2015 with $131.7 Million in Cash-

LA JOLLA, Calif., November 5, 2015 – Regulus Therapeutics Inc. (NASDAQ:RGLS), a biopharmaceutical company leading the discovery and development of innovative medicines targeting microRNAs, today reported financial results and highlights for the quarter ended September 30, 2015 and provided a summary of recent corporate highlights.

“Regulus’ recent achievements reflect our steady progress in building a meaningful clinical portfolio based on microRNAs,” said Paul Grint, M.D., President and CEO of Regulus. “Specifically, we expanded development of RG-101, advanced RG-012 through Phase I, and realized the full economic value of our biomarkers collaboration with Biogen. In the coming months, we look forward to presenting data on our programs at key medical meetings and continuing to execute on our plans.”

Third Quarter 2015 and Recent Highlights

RG-101 Highlights

•	Entered Into Clinical Trial Collaboration Agreement with GlaxoSmithKline (“GSK”) to Evaluate HCV Combination Regimen. In the first quarter of 2016, Regulus plans to initiate a Phase II study evaluating the combination of RG-101 and GSK2878175, a non-nucleoside NS5B polymerase inhibitor, in treatment-naïve patients chronically infected with HCV genotypes 1 and 3. Concurrently, GSK will work on developing a long-acting parenteral formulation for injection (“LAP”) of GSK2878175 which could improve patient compliance through reduced dosing intervals and potentially extend opportunities for HCV therapeutic intervention. This LAP formulation of GSK2878175 may be used in additional clinical trials together with RG-101 following completion of the planned Phase II study, although any additional studies are not covered by the collaboration agreement.

•	Announced Additional Data to be Presented at The Liver Meeting®, Nov. 13-17, 2015. During a general plenary session at The Liver Meeting®, the 66th Annual Meeting of the American Association for the Study of Liver Disease (AASLD), Regulus’ investigators will present extended follow-up results from the Phase I clinical study of RG-101. In a poster presentation, Regulus’ investigators will present preclinical data examining immunological changes observed in plasma of the HCV patients dosed in the Phase I study.

•	Initiated Phase II Combination Study; Interim Data in Early 2016. In August, Regulus initiated a Phase II study evaluating the efficacy of RG-101 when given in combination with marketed anti-HCV agents Harvoni®, Olysio®, and Daklinza® for 28 days. Regulus announced today that it expects to report interim data from this study in early 2016 and sustained viral response data 12 weeks following conclusion of treatment (SVR12) in the second quarter of 2016.

RG-012 Highlights

•	Announced Preclinical Data to be Presented at Kidney Week, Nov. 3-8, 2015. During a poster presentation at the American Society of Nephrology’s (ASN) Kidney Week, Regulus will present preclinical results demonstrating the favorable pharmacokinetic and toxicokinetic properties of RG-012, an anti-miR targeting microRNA-21 (“miR-21”) for the treatment of Alport syndrome, a life threatening disease with no approved therapy. In addition, Regulus will present results describing a novel methodology to assess inhibition of miR-21, and Regulus microMarkersSM will present data highlighting the discovery of urine microRNA biomarkers in a preclinical model of Alport Nephropathy.

•	Completed First-In-Human Phase I Study of RG-012. Regulus announced today that the Phase I study evaluating the safety, tolerability and pharmacokinetics of subcutaneous dosing of RG-012 in healthy volunteers is complete. Forty healthy volunteer subjects were enrolled in this first-in-human, single ascending dose study. RG-012 was well-tolerated and no serious adverse events were reported. In the first half of 2016, Regulus plans to initiate a Phase II proof-of-concept study evaluating the efficacy of RG-012 in Alport syndrome patients.

Additional Highlights

•	Achieved All Research Milestones in Biomarkers Collaboration with Biogen; Earned $3.7 Million in Payments. Regulus has realized the full potential of its collaboration with Biogen to identify microRNAs as biomarkers for multiple sclerosis (“MS”) and has earned $3.7 million in payments. Following achievement of the final milestone, which was earned by analyzing the treatment effects of a Biogen relapsing MS drug on circulating microRNA profiles identified by Regulus microMarkersSM, the scope of the research to be performed under the current collaboration agreement has concluded.

•	Attracted Key Talent. Regulus appointed Michael Huang, M.D. as Vice President, Clinical Development. Dr. Huang is responsible for leading the company’s global clinical operations and medical affairs and serves as a key member of the executive leadership team.

Third Quarter 2015 Financial Results & Highlights

Regulus reported a net loss of $13.0 million and $48.5 million for the three and nine months ended September 30, 2015, compared to a net loss of $9.8 million and $34.5 million for the same periods in 2014. Basic and diluted net loss per share was $0.25 for the three months ended September 30, 2015, compared to basic and diluted net loss per share of $0.23 and $0.26, respectively, for the same period in 2014. Basic and diluted net loss per share was $0.95 for the nine months ended September 30, 2015, compared to $0.80 for the same period in 2014.

Regulus recognized revenue of $1.9 million and $9.9 million for the three and nine months ended September 30, 2015, respectively, compared to $1.1 million and $3.5 million for the same periods in 2014. Revenue for the three and nine months ended September 30, 2015 included research milestones earned under Regulus’ strategic alliances and collaboration agreements of $0.3 million and $3.2 million, respectively. Revenue from research services performed under Regulus’ strategic alliances and collaborations was $0.9 million and $4.1 million for the three and nine months ended September 30, 2015, respectively. Other revenue during these periods consisted of amortization of up-front payments from Regulus’ strategic alliances and collaborations, which is recognized over the estimated period of performance.

Research and development expenses were $11.0 million and $43.6 million for the three and nine months ended September 30, 2015, respectively, compared to $10.2 million and $30.6 million for the same periods in 2014. This increase was primarily driven by clinical trial costs for RG-101, pre-clinical study costs for RG-125, and an increase in salaries and related employee costs, including non-cash stock-based compensation.

General and administrative expenses were $4.2 million and $13.7 million for the three and nine months ended September 30, 2015, respectively, compared to $2.6 million and $8.3 million for the same periods in 2014. This increase was primarily driven by an increase in salaries and related employee costs, including non-cash stock-based compensation.

As of September 30, 2015, Regulus had $131.7 million in cash, cash equivalents and short-term investments and 52,342,653 shares of common stock outstanding.

2015 Financial Guidance

Regulus’ cash guidance remains unchanged and the company expects to end 2015 with greater than $100.0 million in cash, cash equivalents and short-term investments.

Conference Call & Webcast Information

Regulus will host a conference call and webcast at 5:00 p.m. Eastern Standard Time today to discuss its third quarter 2015 financial results, recent company highlights and its expectations for the remainder of 2015. A live webcast of the call will be available online at www.regulusrx.com. To access the call, please dial (877) 257-8599 (domestic) or (970) 315-0459 (international) and refer to conference ID 66007834. To access the telephone replay of the call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international), passcode 66007834. The webcast and telephone replay will be archived on the company’s website following the call.

About Regulus

Regulus Therapeutics Inc. (NASDAQ:RGLS) is a biopharmaceutical company leading the discovery and development of innovative medicines targeting microRNAs. Regulus has leveraged its oligonucleotide drug discovery and development expertise to develop a well-balanced microRNA therapeutics pipeline complemented by a maturing microMarkersSM biomarkers platform and a rich intellectual property estate to retain its leadership in the microRNA field. Under its ‘Clinical Map Initiative’, Regulus is developing RG-101, a GalNAc-conjugated anti-miR targeting microRNA-122 for the treatment of chronic hepatitis C virus infection, and RG-012, an anti-miR targeting microRNA-21 for the treatment of Alport syndrome, a life-threatening kidney disease driven by genetic mutations with no approved therapy. In addition, RG-

125, a GalNAc-conjugated anti-miR targeting microRNA-103/107 for the treatment of NASH in patients with type 2 diabetes/pre-diabetes, has been selected for clinical development. Regulus is also advancing several programs toward clinical development in orphan disease indications, oncology and fibrosis. Regulus’ commitment to innovation has resulted in multiple peer-reviewed publications in notable scientific journals and has resulted in the formation of strategic alliances with AstraZeneca and Sanofi and a research collaboration with Biogen focused on microRNA biomarkers. Regulus maintains its corporate headquarters in La Jolla, CA. For more information, please visit http://www.regulusrx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with financial estimates (including Regulus’ projected cash at the end of 2015), the projected sufficiency of Regulus’ capital position for future periods, the expected ability of Regulus to undertake certain activities and accomplish certain goals (including with respect to development and other activities related to RG-101, RG-012 and RG-125), the projected timeline of clinical development activities, and expectations regarding future therapeutic and commercial potential of Regulus’ business plans (including Regulus’ expected future activities in 2015), technologies and intellectual property related to microRNA therapeutics and biomarkers being discovered and developed by Regulus. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Regulus’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Regulus’ financial position and programs are described in additional detail in Regulus filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Regulus undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Harvoni® is a registered trademark of Gilead Sciences, Inc., Olysio® is a registered trademark of Janssen Therapeutics and Daklinza® is a registered trademark of Bristol-Meyers Squibb.

Regulus Therapeutics Inc.

Selected Financial Information

Condensed Statement of Operations

(In thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(Unaudited)
Revenues:
Revenue under strategic alliances	$1,865	$1,083	$9,899	$3,450
Operating expenses:
Research and development	10,965	10,173	43,593	30,572
General and administrative	4,245	2,569	13,703	8,255

Total operating expenses	15,210	12,742	57,296	38,827

Loss from operations	(13,345)	(11,659)	(47,397)	(35,377)
Other income (expense), net	329	1,861	(1,147)	866

Loss before income taxes	(13,016)	(9,798)	(48,544)	(34,511)
Income tax benefit (expense)	16	—	22	(1)

Net loss	$(13,000)	$(9,798)	$(48,522)	$(34,512)

Net loss per share:
Basic	$(0.25)	$(0.23)	$(0.95)	$(0.80)

Diluted	$(0.25)	$(0.26)	$(0.95)	$(0.80)

Weighted average shares used to compute net loss per share:
Basic	51,990,460	43,406,251	51,052,068	43,155,601

Diluted	51,990,460	44,855,463	51,052,068	43,155,601

Regulus Therapeutics Inc.

Condensed Balance Sheets

(In thousands)

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets
Cash, cash equivalents, short-term investments and restricted cash	$131,726	$159,743
Other current assets	5,084	5,208
Non-current assets	6,637	6,529

Total assets	$143,447	$171,480

Liabilities and stockholders’ equity
Current liabilities	$12,800	$8,698
Total deferred revenue	4,092	6,349
Convertible notes payable, at fair value	—	23,397
Other long-term liabilities	693	1,022
Stockholders’ equity	125,862	132,014

Total liabilities and stockholders’ equity	$143,447	$171,480

Investor Relations Contact:

Amy Conrad

Senior Director, Investor Relations and Corporate Communications

Regulus Therapeutics Inc.

858-202-6321

aconrad@regulusrx.com

Media Contact:

Liz Bryan

Spectrum Science

lbryan@spectrumscience.com

202-955-6222 x2526